Exhibit 99.1

Contacts:
Michael Lacovara, Chief Executive Officer
(212) 356 -0513

Financial Dynamics
Julie Prozeller / Hannah Sloane
212-850-5600

Rodman & Renshaw Capital Group, Inc.
Announces the Acquisition of Miller Mathis & Co.

New York, NY, March 24, 2008 – Rodman & Renshaw Capital Group, Inc (NASDAQ: RODM), today announced that it has acquired Miller Mathis & Co, LLC, the leading independent M&A advisor to the global steel industry. Miller Mathis, which is based in New York City, will retain its brand name and will continue to be led by its co-founder, Robert Miller, as a subsidiary of Rodman & Renshaw Capital Group. The total fixed consideration for the acquisition is $7.30 million, with $4.35 million paid in cash at closing, and the balance payable in one year. Rodman, at its election, may pay up to $2.51 million of the deferred payment in stock. Up to an additional $2.1 million of purchase price is payable in cash or stock, or a combination thereof, in two years upon the achievement of significant growth targets. The acquisition is expected to be accretive to earnings in 2008.

Michael Lacovara, Chief Executive Officer, commented, “The Miller Mathis acquisition brings to Rodman a firm with an excellent brand name and deeply talented professionals, strong breadth of experience, expertise, and global presence, especially in non-US markets likely to see relatively strong growth in the coming years. The Miller Mathis acquisition is in line with our long-term strategy to develop our franchise by adding depth in selected non-healthcare verticals while diversifying our revenue base, both in terms of sector and revenue type. Adding Bob Miller, his team, and his strong global client base is an important first step in our geographic and sector diversification. We expect to take additional such steps, through further acquisitions, in the coming months.”

Robert Miller commented, “We are excited to be working with the Rodman & Renshaw team and look forward to benefiting from their extensive capital raising experience. We believe our combined expertise will help further our leading market positions to help drive the next phase in our growth. To that end, I am pleased to report that the Rodman-Miller Mathis team has already secured its first M&A mandate representing a leading company in the steel sector.”

About Miller Mathis & Co, LLC

Miller Mathis, which was established in February 2004, offers advisory services in mergers and acquisitions, strategic relationships, restructurings and assistance in financings, across the globe, including India, Japan, Mexico, Russia, Australia and the U.S. The firm’s primary industry focus is in steel, metals and mining, in which it is considered one of the world’s leading M&A advisors, representing many of the major global steelmakers and other strategic players. In addition, Miller Mathis also has significant experience in capital-intensive industries such as energy, aviation and telecom. Miller Mathis has advised on over $51 billion in steel-related M&A transactions in the last two years, including the $1.4 billion sale of Villacero Group’s long products plant and iron ore reserves in Mexico to Arcelor Mittal, and advised Russia’s Severstal group in the international contest for control of Arcelor, the largest steel transaction ever.

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC.

Rodman & Renshaw, LLC is a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to institutional investor clients that focus on such companies. Rodman is a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

MEMBER FINRA, SIPC

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements. These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed March 14, 2008, which is available at the Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.